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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Reports First Quarter 2020 Results

HAMBURG, NY, April 29, 2020 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2020.

FIRST QUARTER 2020 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Solid asset growth with loans increasing $20 million in the quarter, or 6%, on an annualized basis
•	Net interest income increased 2% to $12.8 million
•	Regulatory and FSB shareholder approval received for Fairport Savings Bank acquisition
•	An elevated provision for loan loss of $3.0 million reflects the impacts of the COVID-19 pandemic
•	The Bank’s capital and liquidity remain strong as total deposits grew $60 million, or 5%, in the quarter

Net income was $0.2 million, or $0.04 per diluted share, in the first quarter of 2020, compared with $3.7 million, or $0.75 per diluted share, in both the fourth and first quarters of 2019.  The Company’s first quarter 2020 results included a $3.0 million provision for loan loss compared with a release of $0.1 million from the allowance for loan losses in the fourth quarter of 2019 and a provision of $0.5 million in the first quarter of 2019.  Economic trends and conditions reflecting the impact of the Coronavirus disease (COVID-19) at the end of the first quarter resulted in higher estimates of incurred credit losses in the Company’s loan portfolio compared with prior quarter estimates.  While the full impact of COVID-19 on future financial results is uncertain and not currently predictable, the Company believes that the effects could have a material impact on the ability of our clients to meet their borrowing obligations.  Also impacting the current quarter was lower non-interest income due to a historic rehabilitation tax credit transaction and higher non-interest expense due to salaries and benefit expenses and merger costs related to the planned Fairport Savings Bank (FSB) acquisition.  Return on average equity was 0.55% for the first quarter of 2020 compared with 10.16% in the fourth quarter of 2019 and 11.19% in the first quarter of 2019.

“We believe the Company is in a good position to weather this unprecedented environment while supporting our clients and the community.  Our prime focus is on maintaining the safety of our associates and clients, and doing our utmost to assist our communities in responding to the hurdles presented by this pandemic,” said
David J. Nasca, President and CEO of Evans Bancorp, Inc.  “We have proactively worked with clients and non-clients trying to support their needs through a well-trained and committed team along with investments in technology and infrastructure, while working remotely to control the spread of the virus.  I truly appreciate the remarkable and outstanding efforts of all of our associates during these trying times and I am grateful to our clients for their ongoing trust and confidence.

“While the timing for returning to normal operations is not defined, we believe our operations are resilient and can sustainably perform in this environment.”

Mr. Nasca commented on the FSB acquisition, “While dealing with the many challenges created as a result of

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

COVID-19, we continued to successfully move forward with the work required to consummate our acquisition of Fairport Savings Bank.  We recently received regulatory and FSB shareholder approval and expect to close on May 1st.  We are looking forward to welcoming their customers and associates to Evans, and leveraging our combined strengths for the benefit of all stakeholders.”

Net Interest Income
($ in thousands)

	1Q 2020	4Q 2019	1Q 2019

Interest income	$15,823	$16,028	$15,542
Interest expense	3,047	3,236	3,034
Net interest income	12,776	12,792	12,508
Provision (credit) for loan losses	2,999	(122)	538
Net interest income after provision	$9,777	$12,914	$11,970

Net interest income remained relatively flat from the fourth quarter of 2019, but increased $0.3 million, or 2%, from the prior-year first quarter.  The year-over-year increase was driven by average interest-earning asset growth, particularly in the commercial loan portfolio.  Average commercial loans, including commercial real estate and commercial and industrial loans, were $1.0 billion, up $72 million from the 2019 first quarter.

First quarter net interest margin of 3.64% declined 3 basis points from the 2019 fourth quarter and 15 basis points from the first quarter of 2019 largely due to the Federal Reserve’s decrease of the fed funds rate by
150 basis points during the first quarter of 2020 to near 0%.  The lower yield on loans when compared with the fourth quarter and first quarter of 2019 reflects a decrease of 12 and 25 basis points, respectively.  The cost of interest-bearing liabilities decreased to 1.17% compared with 1.24% in the fourth quarter of 2019 and 1.20% in the first quarter of 2019.

The $3.0 million provision for loan losses for the first quarter of 2020 includes a $2.2 million reserve build in response to economic trends and conditions which have been significantly impacted by the economic shutdown precipitated by the COVID-19 pandemic.  The remaining provision was due to an increase in specific reserve levels on impaired loans and strong loan growth.  The $0.1 million release of allowance for loan losses for the fourth quarter of 2019 was due to improved asset quality on impaired loans and marginal loan growth in that quarter.  The Company has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	1Q 2020	4Q 2019	1Q 2019

Total non-performing loans	$16,717	$14,396	$19,987
Total net loan charge-offs (recoveries)	17	85	115
Non-performing loans/ Total loans	1.34%	1.17%	1.69%
Net loan charge-offs (recoveries)/ Average loans	0.01%	0.03%	0.04%
Allowance for loan losses/ Total loans	1.46%	1.24%	1.28%

“Evans is financially strong with significant liquidity.  We will continue to do our part to serve our clients and communities,” stated John Connerton, Chief Financial Officer of Evans Bank.  “We believe our solid balance sheet puts us in good position to weather what will be challenging conditions for our clients.  The increase in allowance reflects the estimated losses incurred due to COVID-19 and the potentially offsetting impact from

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

various stimulus programs currently enacted.  We are proactively working with borrowers seeking flexibility on loan terms and conditions, and have been active in securing financing through the U.S. Small Business Administration Paycheck Protection Program (PPP).  To date, we have secured approximately $140 million through the first phase of PPP for small business customers, including those new to the bank.”

Non-Interest Income
($ in thousands)
	1Q 2020	4Q 2019	1Q 2019

Deposit service charges	$628	$747	$533
Insurance service and fee revenue	2,425	2,120	2,442
Bank-owned life insurance	160	164	159
Loss on tax credit investment	(2,475)	(158)	-
Refundable NY state historic tax credit	1,857	115	-
Other income	743	1,005	1,061
Total non-interest income	$3,338	$3,993	$4,195

The first quarter of 2020 included a $0.6 million net reduction of non-interest income related to an investment in an historic rehabilitation tax credit. There were no significant historic tax credit transactions in the fourth and first quarters of 2019.

The decrease in other income from prior periods was primarily due to a reduction in the fair value of mortgage servicing rights due to lower rates and reduced transaction-based interchange fee income.

The increase in insurance service and fee revenue from the fourth quarter of 2019 reflects seasonally higher policy renewals for institutional clients, including businesses and municipalities.

Non-Interest Expense
($ in thousands)
	1Q 2020	4Q 2019	1Q 2019

Salaries and employee benefits	$7,797	$7,355	$7,160
Occupancy	861	868	836
Advertising and public relations	269	421	167
Professional services	1,374	1,059	745
Technology and communications	1,096	1,075	893
Amortization of intangibles	130	112	112
FDIC insurance	179	74	207
Other expenses	1,164	1,207	1,104
Total non-interest expenses	$12,870	$12,171	$11,224

Salaries and benefits costs increased 6% from the fourth quarter of 2019 and 9% from the prior-year period, reflecting the addition of strategic personnel hires to support the Company’s continued expansion.  The increase from the fourth quarter of 2019 also includes seasonally higher employee benefits expenses.

Advertising expenses decreased from the prior quarter as a result of the seasonal timing of the Company’s promotional campaigns.

In the first quarter of 2020 professional service fees included $0.5 million in merger-related costs associated with the previously announced agreement to acquire Fairport Savings Bank.  The remaining variance to the prior-year period was related to consulting services associated with business intelligence data systems and their strategic importance to future growth.

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

The increase in technology and communications from the prior-year period was due to higher online banking activity and software costs.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 79.9% in the first quarter of 2020, 72.5% in the fourth quarter of 2019, and 67.2% in the first quarter of 2019.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions, was 73.4% compared with 70.3% in the fourth quarter of 2019 and 66.5% in last year’s first quarter.

Income tax expense was less than $0.1 million, or an effective tax rate of 16.7%, for the first quarter of 2020 compared with $1.0 million, or an effective tax rate of 20.9%, in the fourth quarter of 2019 and $1.2 million, or an effective tax rate of 24.7%, in last year’s first quarter.  Excluding the impact of the historic tax credit transaction, the first quarter 2020 effective tax rate was 25.4%.

Balance Sheet Highlights

Total assets were $1.52 billion as of March 31, 2020, an increase of 4% from $1.46 billion on
December 31, 2019 and 5% from $1.46 billion at March 31, 2019, reflecting the Company’s strong loan growth.  Since the end of last year’s first quarter loans were up $61 million, or 5%, to $1.25 billion largely due to growth in the commercial loan portfolio.

Investment securities were $162 million at March 31, 2020, $32 million higher than the end of 2019 and
$21 million higher than at the end of last year’s first quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits grew $60 million, or 5%, to $1.33 billion since December 31, 2019, and were $52 million, or 4%, higher than the balance at the end of last year’s first quarter.  The year-over-year increase was primarily due to NOW deposit growth of $37 million, or 30%, and demand deposit growth of $31 million or 13%. Savings deposits increased $7 million, which reflected $15 million in additional consumer deposits, partially offset by a decrease of $8 million in municipal balances.  Time deposits decreased $24 million, or 8%, of which $15 million were brokered.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.92% at March 31, 2020 compared with 10.33% at
December 31, 2019 and 9.74% at March 31, 2019.  Book value per share was $29.96 at March 31, 2020 compared with $30.11 at December 31, 2019 and $27.66 at March 31, 2019.

On February 18, 2020, the Company declared a cash dividend of $0.58 per common share, which was paid on April 2, 2020.  The semi-annual dividend represented a $0.06, or 12%, increase from the previous semi-annual dividend paid in October 2019.

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, April 29, 2020 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2020, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday,
May 6, 2020.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13700721, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at March 31, 2020.  Evans is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconnerton@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
ASSETS
Investment Securities	$162,038	$130,308	$136,977	$137,438	$140,731
Loans	1,246,206	1,226,531	1,219,792	1,212,699	1,185,429
Allowance for loan losses	(18,157)	(15,175)	(15,382)	(15,248)	(15,207)
Goodwill and intangible assets	13,421	12,545	12,657	12,768	12,880
Operating lease right-of-use asset	3,577	3,720	3,862	4,003	4,142
All other assets	117,726	102,301	97,826	119,460	128,206
Total assets	$1,524,811	$1,460,230	$1,455,732	$1,471,120	$1,456,181

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	273,623	263,717	271,633	243,860	242,156
NOW deposits	159,223	140,654	141,384	145,620	122,204
Savings deposits	625,773	587,142	568,156	603,180	618,471
Time deposits	268,978	275,927	277,633	290,251	292,892
Total deposits	1,327,597	1,267,440	1,258,806	1,282,911	1,275,723
Borrowings	23,902	23,755	28,748	25,298	23,812
Operating lease liability	4,002	4,154	4,302	4,449	4,594
Other liabilities	21,214	16,428	19,007	17,175	17,617
Total stockholders' equity	148,096	148,453	144,869	141,287	134,435

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,942,802	4,929,593	4,920,381	4,915,678	4,860,316
Book value per share	$29.96	$30.11	$29.44	$28.74	$27.66
Tier 1 leverage ratio	9.92%	10.33%	10.11%	9.99%	9.74%
Tier 1 risk-based capital ratio	11.84%	12.32%	11.87%	11.86%	11.68%
Total risk-based capital ratio	13.09%	13.56%	13.11%	13.11%	12.93%

ASSET QUALITY DATA
Total non-performing loans	$16,717	$14,396	$13,839	$11,020	$19,987
Total net loan charge-offs (recoveries)	17	85	(565)	49	115

Non-performing loans/Total loans	1.34%	1.17%	1.13%	0.91%	1.69%
Net loan charge-offs (recoveries)/Average loans	0.01%	0.03%	(0.19)%	0.02%	0.04%
Allowance for loans losses/Total loans	1.46%	1.24%	1.26%	1.26%	1.28%

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2020	2019	2019	2019	2019
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$15,823	$16,028	$16,845	$16,325	$15,542
Interest expense	3,047	3,236	3,224	3,191	3,034
Net interest income	12,776	12,792	13,621	13,134	12,508
Provision (credit) for loan losses	2,999	(122)	(431)	90	538
Net interest income after provision	9,777	12,914	14,052	13,044	11,970

Deposit service charges	628	747	687	602	533
Insurance service and fee revenue	2,425	2,120	3,225	2,901	2,442
Bank-owned life insurance	160	164	160	173	159
Loss on tax credit investment	(2,475)	(158)	-	-	-
Refundable NY state historic tax credit	1,857	115	-	-	-
Other income	743	1,005	1,092	1,054	1,061
Total non-interest income	3,338	3,993	5,164	4,730	4,195

Salaries and employee benefits	7,797	7,355	7,644	7,469	7,160
Occupancy	861	868	853	872	836
Advertising and public relations	269	421	231	214	167
Professional services	1,374	1,059	1,009	929	745
Technology and communications	1,096	1,075	1,057	1,099	893
Amortization of intangibles	130	112	112	112	112
FDIC insurance	179	74	-	150	207
Other expenses	1,164	1,207	1,370	1,304	1,104
Total non-interest expenses	12,870	12,171	12,276	12,149	11,224

Income before income taxes	245	4,736	6,940	5,625	4,941
Income tax provision (benefit)	41	988	1,776	1,243	1,221
Net income	204	3,748	5,164	4,382	3,720

PER SHARE DATA
Net income per common share-diluted	$0.04	$0.75	$1.04	$0.88	$0.75
Cash dividends per common share	$0.58	$-	$0.52	$-	$0.52
Weighted average number of diluted shares	4,992,214	4,990,863	4,976,639	4,953,072	4,932,451

PERFORMANCE RATIOS
Return on average total assets	0.05%	1.02%	1.41%	1.21%	1.04%
Return on average stockholders' equity	0.55%	10.16%	14.29%	12.71%	11.19%
Efficiency ratio	79.87%	72.51%	65.35%	68.01%	67.20%
Efficiency ratio (Non-GAAP)*	73.39%	70.28%	64.75%	67.54%	66.53%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports First Quarter 2020 Results

April 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2020	2019	2019	2019	2019
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,219,230	$1,213,837	$1,202,634	$1,183,379	$1,153,067
Investment securities	136,029	137,354	143,731	148,465	141,249
Interest-bearing deposits at banks	57,319	32,061	24,661	28,132	44,024
Total interest-earning assets	1,412,578	1,383,252	1,371,026	1,359,976	1,338,340
Non interest-earning assets	89,804	89,415	89,513	85,720	86,386
Total Assets	$1,502,382	$1,472,667	$1,460,539	$1,445,696	$1,424,726

NOW	144,564	136,077	134,008	123,515	112,571
Savings	605,103	593,694	591,585	605,524	591,641
Time deposits	274,576	274,856	281,798	289,794	298,586
Total interest-bearing deposits	1,024,243	1,004,627	1,007,391	1,018,833	1,002,798
Borrowings	24,708	27,241	25,234	24,231	25,746
Total interest-bearing liabilities	1,048,951	1,031,868	1,032,625	1,043,064	1,028,544

Demand deposits	281,624	272,834	261,089	244,142	242,030
Other non-interest bearing liabilities	22,127	20,375	22,231	20,609	21,219
Stockholders' equity	149,680	147,590	144,594	137,881	132,933

Total Liabilities and Equity	$1,502,382	$1,472,667	$1,460,539	$1,445,696	$1,424,726

YIELD/RATE

Loans, net	4.80%	4.92%	5.16%	5.13%	5.05%
Investment securities	3.24%	2.46%	2.87%	2.77%	2.67%
Interest-bearing deposits at banks	1.27%	1.65%	2.56%	2.22%	2.29%
Total interest-earning assets	4.51%	4.61%	4.87%	4.81%	4.71%

NOW	0.50%	0.57%	0.45%	0.37%	0.30%
Savings	0.87%	0.94%	0.90%	0.87%	0.80%
Time deposits	2.02%	2.09%	2.17%	2.18%	2.16%
Total interest-bearing deposits	1.13%	1.21%	1.20%	1.18%	1.15%
Borrowings	2.78%	2.64%	2.92%	3.13%	3.01%
Total interest-bearing liabilities	1.17%	1.24%	1.24%	1.23%	1.20%

Interest rate spread	3.34%	3.36%	3.63%	3.58%	3.51%
Contribution of interest-free funds	0.30%	0.31%	0.31%	0.29%	0.28%
Net interest margin	3.64%	3.67%	3.94%	3.87%	3.79%